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                                                                   EXHIBIT 10.62



                       [BOLLINGER INDUSTRIES LETTERHEAD]

                                     PRESS

November 14, 1997

Bollinger Industries--BOLL
602 Fountain Parkway
Grand Prairie, Texas 75050
Contact: Glenn Bollinger, Chairman & CEO or Pat Carrithers, EVP/Marketing
(972) 343-1000

Hedstrom contact:
Dave Crowley, CFO
(847) 803-9200

FOR IMMEDIATE RELEASE

            HEDSTROM CORPORATION, A HICKS, MUSE FIRM, BUYS BOLLINGER
                              TRAMPOLINE DIVISION

Dallas, Texas--From its corporate headquarters in Grand Prairie, Texas, Bollinger Industries announced an agreement to sell the assets of NBF, Inc., its trampoline division, to The Hedstrom Corporation. Hedstrom is a leading juvenile products manufacturer, acquired by Hicks, Muse, Tate & Furst, Incorporated in October, 1995. Terms of the sale were not disclosed.

For Bollinger, the sale provides an improved financial position, and will allow more aggressive pursuit of its core fitness products business.

President Bob Bollinger stated, "We have done very well in the trampoline business since acquiring the division in 1994. Our merchandising and buying power have allowed us the opportunity to significantly grow the business. Looking forward, we see our greatest opportunities in focusing on our core business of fitness. This sale frees management time, and creates an improved financial base from which to operate as we work to solidify and increase our position as the leading provider of fitness accessories and products."

Bollinger (BOLL) distributes a broad line of fitness products including hand-held accessories, light equipment, exercise bikes and other products. Its products are sold both domestically and internationally, primarily through major mass-merchant retail chains and sporting goods stores.

Founded in 1915, Hedstrom manufactures and distributes activity-oriented play products for children. The Company's major product lines include swing sets, wood gym kits and slides, play balls and ball pits, and ride-on products.

Since its formation in 1989, Hicks, Muse, Tate & Furst Incorporated has completed or currently has pending more than 100 transactions with a total capital value of approximately $24 billion. Headquartered in Dallas, the firm also has offices in New York, St. Louis and Mexico City.

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